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CONTACT:

           Tom Steinbauer
           Senior Vice President of Finance, Chief Financial Officer Ameristar Casinos, Inc.
           (702) 567-7000

                        AMERISTAR CASINOS, INC. ANNOUNCES
                    AMENDMENT OF ITS SENIOR CREDIT FACILITIES

      LAS VEGAS, NEV., JUNE 17, 2002--Ameristar Casinos, Inc. (Nasdaq-NMS: ASCA) today announced that it has amended the credit agreement governing its $374.5 million senior credit facilities to significantly reduce its borrowing costs and to improve its flexibility through the relaxation of a number of covenants included in the agreement.

      The primary elements of the amendment include:

           -    a reduction in the applicable interest rate margin on all loans;

           -    the consolidation of the term loan C into the term loan B;

           - a further reduction in the applicable interest rate margin for the term loan B upon an improvement in the Company's credit rating, or if the Company's leverage ratio falls below 3.50:1;

           - increased flexibility for capital expenditures generally, including an increase in the basket applicable to the new St. Charles facility to accommodate the expanded scope of that project;

           - the extension and expansion of the "greenshoe" for additional credit commitments; and

           -    significant increases in various covenant allowances.

      "This amendment signifies the market's recognition of our strong performance and the substantial steps we have taken to improve our liquidity and balance sheet," said Thomas M. Steinbauer, the Company's Senior Vice President and Chief Financial Officer. "We have successfully executed on our commitment to reduce the Company's debt levels, even as we complete substantial capital improvement projects that will help grow the Company's earnings in future periods."

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      The Company paid an amendment fee of 25 basis points, or $0.9 million, in connection with the amendment. Based on the expected net savings of approximately $2 million annually as a result of the amendment, the Company should recoup the amendment fee in approximately six months.

      This press release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as "believes," "estimates," "anticipates," "intends," "expects," "plans," "is confident that" or words of similar meaning, with reference to Ameristar or its management. Similarly, statements that describe Ameristar's future plans, objectives, strategies, financial position, operational expectations or goals are forward-looking statements. It is possible that the Company's expectations may not be met due to various factors, many of which are beyond the control of the Company, and the Company therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of some of the factors, risks and uncertainties that could materially affect Ameristar's future results, attention is directed to "Item 1. Business - Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

        Ameristar Casinos, Inc. is an innovative, Las Vegas-based gaming and entertainment company known for its distinctive, quality conscious hotel-casinos and value orientation. Led by President and Chief Executive Officer Craig H. Neilsen, the organization's roots go back nearly five decades to a tiny roadside casino in the high

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plateau country that borders Idaho and Nevada. Publicly held since November
1993, the Company owns and operates six properties in Missouri, Iowa, Mississippi and Nevada, two of which carry the prestigious American Automobile Association's Four Diamond designation. Ameristar's Common Stock is traded on the Nasdaq National Market System under the symbol: ASCA.

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 Visit Ameristar Casinos' Web site at www.ameristarcasinos.com (which shall not be deemed to be incorporated in or a part of this news release).